Exhibit 10.2

EXECUTION COPY

(Depositor to Issuer)

SALE AGREEMENT

This SALE AGREEMENT (this “Agreement”), dated as of October 15, 2018 is by and between BRFC 2018-A LLC, a Delaware limited liability company (the “Depositor”), and BXG Receivables Note Trust 2018-A, a statutory trust formed under the laws of the State of Delaware (the “Issuer”), and their respective permitted successors and assigns.

W I T N E S S E T H:

WHEREAS, on the Closing Date, (i) the Depositor intends to sell and the Issuer intends to purchase the Initial Timeshare Loans, and (ii) the Issuer intends to pledge the Trust Estate (including all Subsequent Timeshare Loans acquired by the Issuer from time to time) to U.S. Bank National Association, a national banking association, as Indenture Trustee (the “Indenture Trustee”), paying agent and custodian, pursuant to an indenture, dated as of October 15, 2018 (the “Indenture”), by and among the Issuer, Bluegreen Vacations Corporation (“Bluegreen” or the “Club Originator”), a Florida corporation, in its capacity as Servicer (the “Servicer”), Vacation Trust, Inc., a Florida corporation, as Club Trustee (the “Club Trustee”) and the Indenture Trustee, to secure the Issuer’s 3.77% Timeshare Loan‑Backed Notes, Series 2018-A, Class A, 3.95% Timeshare Loan-Backed Notes, Series 2018-A, Class B and 4.44% Timeshare Loan‑Backed Notes, Series 2018-A, Class C (collectively, the “Notes”);

WHEREAS, on each Transfer Date during the Prefunding Period (i) the Depositor intends to sell and the Issuer intends to purchase one or more Subsequent Timeshare Loans and (ii) by operation of the Indenture, the Issuer shall pledge such Subsequent Timeshare Loans to the Indenture Trustee to secure the Issuer’s Notes;

WHEREAS, the Depositor may, and in certain circumstances will be required to, cure, repurchase or substitute and provide Qualified Substitute Timeshare Loans for Defective Timeshare Loans previously sold to the Issuer hereunder and pledged to the Indenture Trustee pursuant to the Indenture; and

WHEREAS, the Depositor may, at the direction of the Club Originator, be required to exercise the Club Originator’s option to purchase or substitute Timeshare Loans that become subject to an Upgrade or Defaulted Timeshare Loans previously sold to the Issuer hereunder and pledged to the Indenture Trustee pursuant to the Indenture.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

SECTION 1. Definitions; Interpretation. Capitalized terms used but not defined herein shall have the meanings specified in “Standard Definitions” attached as Annex A to the Indenture.
SECTION 2. Acquisition of Timeshare Loans.

(a) Initial Timeshare Loans.  On the Closing Date, in return for the Timeshare Loan Acquisition Price for each Timeshare Loan to be sold on the Closing Date, to be paid in part in cash and in part as an increase in the value of the Residual Interest Certificate held by the Depositor, the Depositor does hereby transfer, assign, sell and grant to the Issuer, without recourse (except as provided in Section 6 and Section 8 hereof), any and all of the Depositor’s right, title and interest in and to (i) the Initial Timeshare Loans listed on Schedule III hereto, (ii) the Receivables in respect of such Timeshare Loans due after the related Cut-Off Date, (iii) the related Timeshare Loan Documents (excluding any rights as developer or declarant under the Timeshare Declaration, the Timeshare Program Consumer Documents or the Timeshare Program Governing Documents), (iv) all Related Security in respect of each Initial Timeshare Loan, (v) the Depositor’s rights and remedies under the Transfer Agreement and the Bluegreen Purchase Agreement including, but not limited to, its rights with respect to the representations and warranties of the Club Originator therein, together with all rights of the Depositor with respect to any breach thereof including any right to require the Club Originator to cure, repurchase or substitute any Defective Timeshare Loans in accordance with the provisions of the Transfer Agreement and the Bluegreen Purchase Agreement, and (vi) all income, payments, proceeds and other benefits and rights related to any of the foregoing.  Upon such sale and transfer, the ownership of each Initial Timeshare Loan and all collections allocable to principal and interest thereon after the related Cut-Off Date and all other property interests or rights conveyed pursuant to and referenced in this Section 2(a) shall immediately vest in the Issuer, its successors and assigns.  The Depositor shall not take any action inconsistent with such ownership nor claim any ownership interest in any Initial Timeshare Loan for any purpose whatsoever other than for federal and state income tax reporting and GAAP consolidation, if applicable.  The parties to this Agreement hereby acknowledge that the “credit risk” of the Initial Timeshare Loans conveyed hereunder shall be borne by the Issuer and its subsequent assignees.

(b) Subsequent Timeshare Loans.  On the related Transfer Date during the Prefunding Period, in return for an amount equal to the Timeshare Loan Acquisition Price of each of the Subsequent Timeshare Loans to be sold on such date, to be paid in part in cash and in part as an increase in the value of the Residual Interest Certificate held by the Depositor, the Depositor does hereby transfer, assign, sell and grant to the Issuer, without recourse (except as provided in Section 6 and Section 8 hereof), any and all of the Depositor’s right, title and interest in and to (i) the Subsequent Timeshare Loans listed on the Schedule of Timeshare Loans attached to the related Subsequent Transfer Notice, (ii) the Receivables in respect of the Subsequent Timeshare Loans due after the related Cut-Off Date, (iii) the related Timeshare Loan Documents (excluding any rights as developer or declarant under the Timeshare Declaration, the Timeshare Program Consumer Documents or the Timeshare Program Governing Documents), (iv) all Related Security in respect of each Subsequent Timeshare Loan, (v) the Depositor’s rights and remedies under the Bluegreen Purchase Agreement including, but not limited to, its rights with respect to the representations and warranties of the Club Originator therein, together with all rights of the Depositor with respect to any breach thereof including any right to require the Club Originator to cure, repurchase or substitute any Defective Timeshare Loans in accordance with the provisions of the Bluegreen Purchase Agreement, and (vi) all income, payments, proceeds and other benefits and rights related to any of the foregoing (the property in Section 2(a) hereof and this Section 2(b), being the “Assets”).  Upon such sale and transfer, the ownership of each Subsequent Timeshare Loan and all collections allocable to principal and interest thereon after the related Cut-Off Date and all other property interests or rights conveyed pursuant to and referenced in this Section 2(b) shall immediately vest in the Issuer, its successors and assigns.  The Depositor shall not take any action inconsistent with such ownership nor claim any ownership interest in any Subsequent Timeshare Loan for any purpose whatsoever other than for federal and state income tax reporting and GAAP consolidation, if applicable.  The parties to this Agreement hereby acknowledge that the “credit risk” of the Subsequent Timeshare Loans conveyed hereunder shall be borne by the Issuer and its subsequent assignees.

(c) Delivery of Timeshare Loan Documents.  In connection with the sale, transfer, assignment and conveyance of any Timeshare Loan hereunder, the Issuer hereby directs the Depositor and the Depositor hereby agrees to deliver or cause to be delivered, on or by the Closing Date (with respect to any Initial Timeshare Loan), at least five Business Days prior to each Transfer Date during the Prefunding Period (with respect to any Subsequent Timeshare Loan) and on or within five Business Days from each Transfer Date (with respect to any Qualified Substitute Timeshare Loan), as applicable, to the Custodian all related Timeshare Loan Files and to the Servicer all related Timeshare Loan Servicing Files.

(d) Collections.  The Depositor shall deposit or cause to be deposited all collections in respect of the Initial Timeshare Loans, the Subsequent Timeshare Loans and the Qualified Substitute Timeshare Loans (collectively, the “Timeshare Loans”) received by the Depositor or its Affiliates after the related Cut-Off Date in the Lockbox Account and, with respect to Credit Card Timeshare Loans, direct each applicable credit card vendor to deposit all payments in respect of such Credit Card Timeshare Loans into the Lockbox Account.

(e) Limitation of Liability.  None of the Issuer, the Depositor or any subsequent assignee of the Issuer shall have any obligation or liability with respect to any Timeshare Loan nor shall the Issuer, the Depositor or any subsequent assignee have any liability to any Obligor in respect of any Timeshare Loan.  No such obligation or liability is intended to be assumed by the Issuer, the Depositor or any subsequent assignee herewith and any such liability is hereby expressly disclaimed.

SECTION 3. Intended Characterization; Grant of Security Interest.  It is the intention of the parties hereto that each transfer of the Timeshare Loans to be made pursuant to the terms hereof shall constitute a sale by the Depositor to the Issuer and not a loan secured by the Timeshare Loans.  In the event, however, that a court of competent jurisdiction were to hold that any such transfer constitutes a loan and not a sale, it is the intention of the parties hereto that the

Depositor shall be deemed to have granted to the Issuer as of the date hereof a first priority perfected security interest in all of the Depositor’s right, title and interest in, to and under the Assets and the QSTL Assets (as hereinafter defined) specified in Section 2 hereof and Section 6(f) hereof, respectively, and the proceeds thereof and that with respect to such transfer, this Agreement shall constitute a security agreement under applicable law.  In the event of the characterization of any such transfer as a loan, the amount of interest payable or paid with respect to such loan under the terms of this Agreement shall be limited to an amount which shall not exceed the maximum non-usurious rate of interest allowed by the applicable state law or any applicable law of the United States permitting a higher maximum non-usurious rate that preempts such applicable state law, which could lawfully be contracted for, charged or received (the “Highest Lawful Rate”).  In the event any payment of interest on any such loan exceeds the Highest Lawful Rate, the parties hereto stipulate that (a) to the extent possible given the term of such loan, such excess amount previously paid or to be paid with respect to such loan be applied to reduce the principal balance of such loan, and the provisions thereof immediately be deemed reformed and the amounts thereafter collectible thereunder reduced, without the necessity of the execution of any new document, so as to comply with the then applicable law, but so as to permit the recovery of the fullest amount otherwise called for thereunder and (b) to the extent that the reduction of the principal balance of, and the amounts collectible under, such loan and the reformation of the provisions thereof described in the immediately preceding clause (a) is not possible given the term of such loan, such excess amount will be deemed to have been paid with respect to such loan as a result of an error and upon discovery of such error or upon notice thereof by any party hereto such amount shall be refunded by the recipient thereof.

The characterization of the Depositor as “debtor” and the Issuer as “secured party” in any such security agreement and any related financing statements required hereunder is solely for protective purposes and shall in no way be construed as being contrary to the intent of the parties that this transaction be treated as a sale to the Issuer of the Depositor’s entire right, title and interest in and to the Assets and the QSTL Assets.

Each of the Depositor, the Club, the Club Trustee and any of their Affiliates, hereby agrees to make the appropriate entries in its general accounting records to indicate that the Timeshare Loans have been transferred to the Issuer, pledged to the Indenture Trustee and constitute a part of the Issuer’s estate in accordance with the terms of the Trust created under the Trust Agreement.

SECTION 4. Conditions Precedent to Acquisition of Timeshare Loans by the Issuer.  The obligations of the Issuer to purchase any Timeshare Loans hereunder shall be subject to the satisfaction of the following conditions:

(a) All representations and warranties of the Depositor contained in Section 5 and in Schedule I hereof, and all information provided in the Schedule of Timeshare Loans or as updated with respect to the related Subsequent Transfer Notice shall be true and correct as of the Closing Date or Transfer Date, as applicable, and the Depositor shall have delivered to the Issuer, the Indenture Trustee and the Initial Purchasers an Officer’s Certificate to such effect.

(b) On or prior to the Closing Date or a Transfer Date (or, with respect to Qualified Substitute Timeshare Loans, as provided for in Section 6(g) hereof), as applicable, the Depositor shall have delivered or shall have caused the delivery of (i) the related Timeshare Loan Files to the Custodian and the Custodian shall have delivered a Custodian’s Certification therefor pursuant to the Custodial Agreement and (ii) the Timeshare Loan Servicing Files to the Servicer.

(c) The Depositor shall have delivered or caused to be delivered all other information theretofore required or reasonably requested by the Issuer to be delivered by the Depositor or performed or caused to be performed all other obligations required to be performed as of the Closing Date or the Transfer Date, as the case may be, including all filings, recordings and/or registrations as may be necessary in the reasonable opinion of the Issuer or the Indenture Trustee to establish and preserve the right, title and interest of the Issuer or the Indenture Trustee, as the case may be, in the related Timeshare Loans.

(d) On or before the Closing Date, the Issuer, the Servicer, the Club Trustee, the Backup Servicer and the Indenture Trustee shall have entered into the Indenture.

(e) The Notes shall be issued and sold on the Closing Date, the Issuer shall receive the full consideration due it upon the issuance of the Notes, and the Issuer shall have applied such consideration, to the extent necessary, to pay the Timeshare Loan Acquisition Price for each Initial Timeshare Loan.

(f) With respect to Subsequent Timeshare Loans, the Issuer shall apply funds from the Prefunding Account, to the extent necessary, to pay the Depositor the Timeshare Loan Acquisition Price for each Subsequent Timeshare Loan.

(g) Each Subsequent Timeshare Loan conveyed on a Transfer Date shall be an Eligible Timeshare Loan and each of the conditions herein and in the Indenture for the purchase of Subsequent Timeshare Loans shall have been satisfied.

(h) Each Qualified Substitute Timeshare Loan replacing a Timeshare Loan shall satisfy each of the criteria specified in the definition of “Qualified Substitute Timeshare Loan” and each of the conditions herein and in the Indenture for substitution of Timeshare Loans shall have been satisfied.

(i) The Issuer shall have received such other certificates and opinions as it shall reasonably request.
SECTION 5. Representations and Warranties and Certain Covenants of the Depositor.

(a) The Depositor represents and warrants to the Issuer and the Indenture Trustee for the benefit of the Noteholders, on the Closing Date (with respect to the Initial Timeshare Loans) and on each Transfer Date (with respect to only the Subsequent Timeshare Loans or Qualified Substitute Timeshare Loans transferred on such Transfer Date) as follows:

(i) Due Formation; Valid Existence; Good Standing.  It is a limited liability company duly organized and validly existing in good standing under the laws of the jurisdiction of its formation; and is duly qualified to do business as a foreign entity and in good standing under the laws of each jurisdiction where the character of its property, the nature of its business or the performance of its obligations under this Agreement makes such qualification necessary, except where the failure to be so qualified will not have a material adverse effect on its business or its ability to perform its obligations under this Agreement or any other Transaction Document to which it is a party or under the transactions contemplated hereunder or thereunder or the validity or enforceability of any Timeshare Loans.

(ii)  Possession of Licenses, Certificates, Franchises and Permits.  It holds, and at all times during the term of this Agreement will hold, all material licenses, certificates, franchises and permits from all governmental authorities necessary for the conduct of its business, and has received no notice of proceedings relating to the revocation of any such license, certificate, franchise or permit, which singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would materially and adversely affect its ability to perform its obligations under this Agreement or any other Transaction Document to which it is a party or under the transactions contemplated hereunder or thereunder or the validity or enforceability of any Timeshare Loans.

(iii) Company Authority and Power.  It has, and at all times during the term of this Agreement will have, all requisite company power and authority to own its properties, to conduct its business, to execute and deliver this Agreement and all documents and transactions contemplated hereunder and to perform all of its obligations under this Agreement and any other Transaction Document to which it is a party or under the transactions contemplated hereunder or thereunder.  It has all requisite company power and authority to acquire, own, transfer and convey the Timeshare Loans to the Issuer.

(iv) Authorization, Execution and Delivery Valid and Binding.  This Agreement and all other Transaction Documents and instruments required or contemplated hereby to be executed and delivered by it have been duly authorized, executed and delivered by it and, assuming the due execution and delivery by, the other party or parties hereto and thereto, constitute legal, valid and binding agreements enforceable against it in accordance with their respective terms subject, as to enforceability, to bankruptcy, insolvency, reorganization, liquidation, dissolution, moratorium and other similar applicable laws affecting the enforceability of creditors’ rights generally applicable in the event of the bankruptcy, insolvency, reorganization, liquidation or dissolution, as applicable, of it and to general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or at law.  This Agreement constitutes a valid transfer of its interest in the Timeshare Loans to the Issuer or, in the event of the characterization of any such transfer as a loan, the valid creation of a first priority perfected security interest in such Timeshare Loans in favor of the Issuer.

(v) No Violation of Law, Rule, Regulation, etc.  The execution, delivery and performance by it of this Agreement and any other Transaction Document to which it is a party do not and will not (A) violate any of the provisions of its certificate of formation or limited liability company agreement, (B) violate any provision of any law, governmental rule or regulation currently in effect applicable to it or its properties or by which it or its properties may be bound or affected, including, without limitation, any bulk transfer laws, where such violation would have a material adverse effect on its ability to perform its obligations under this Agreement or any other Transaction Document to which it is a party or under the transactions contemplated hereunder or thereunder or the validity or enforceability of the Timeshare Loans, (C) violate any judgment, decree, writ, injunction, award, determination or order currently in effect applicable to it or its properties or by which it or its properties are bound or affected, where such violation would have a material adverse effect on its ability to perform its obligations under this Agreement or any other Transaction Document to which it is a party or under the transactions contemplated hereunder or thereunder or the validity or enforceability of any Timeshare Loans, (D) conflict with, or result in a breach of, or constitute a default under, any of the provisions of any indenture, mortgage, deed of trust, contract or other instrument to which it is a party or by which it is bound where such violation would have a material adverse effect on its ability to perform its obligations under this Agreement or any other Transaction Document to which it is a party or under the transactions contemplated hereunder or thereunder or the validity or enforceability of Timeshare Loans or (E) result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, mortgage, deed of trust, contract or other instrument.

(vi) Governmental Consent.  No consent, approval, order or authorization of, and no filing with or notice to, any court or other Governmental Authority in respect of it is required which has not been obtained in connection with the authorization, execution, delivery or performance by it of this Agreement or any of the other Transaction Documents to which it is a party or under the transactions contemplated hereunder or thereunder, including, without limitation, the transfer of Timeshare Loans and the creation of the security interest of the Issuer therein pursuant to Section 3 hereof.

(vii) Defaults.  It is not in default under any material agreement, contract, instrument or indenture to which it is a party or by which it or its properties is or are bound, or with respect to any order of any court, administrative agency, arbitrator or governmental body, in each case, which would have a material adverse effect on the transactions contemplated hereunder or on its business, operations, financial condition or assets, and no event has occurred which with notice or lapse of time or both would constitute such a default with respect to any such agreement, contract, instrument or indenture, or with respect to any such order of any court, administrative agency, arbitrator or governmental body.

(viii) Insolvency. It is solvent and will not be rendered insolvent by the transfer of any Timeshare Loans hereunder. On and after the Closing Date, it 7 will not engage in any business or transaction the result of which would cause the property remaining with it to constitute an unreasonably small amount of capital.

(ix) Pending Litigation or Other Proceedings.  As of the Closing Date, there is no pending or, to its Knowledge, threatened action, suit, proceeding or investigation before any court, administrative agency, arbitrator or governmental body against or affecting it which, if decided adversely, would materially and adversely affect (A) its condition (financial or otherwise), business or operations, (B) its ability to perform its obligations under, or the validity or enforceability of, this Agreement or any other documents or transactions contemplated under this Agreement, (C) any Timeshare Loan or title of any Obligor to any related Timeshare Property pursuant to the applicable Owner Beneficiary Agreement or (D) the Issuer’s or the Indenture Trustee’s ability to foreclose or otherwise enforce the liens of the Mortgage Notes and the rights of the Obligors to use and occupy the related Timeshare Properties pursuant to the applicable Owner Beneficiary Agreement.

(x) Information.  No document, certificate or report furnished or required to be furnished by or on behalf of it pursuant to this Agreement, in its capacity as Depositor, contains or will contain when furnished any untrue statement of a material fact or fails or will fail to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which it was made.  There are no facts known to it which, individually or in the aggregate, materially adversely affect, or which (aside from general economic trends) may reasonably be expected to materially adversely affect in the future, the financial condition or assets or its business, or which may impair the ability of it to perform its obligations under this Agreement, which have not been disclosed herein or therein or in the certificates and other documents furnished to the Issuer by or on behalf of it specifically for use in connection with the transactions contemplated hereby or thereby.

(xi) Foreign Tax Liability.  It is not aware of any Obligor under a Timeshare Loan who has withheld any portion of payments due under such Timeshare Loan because of the requirements of a foreign taxing authority, and no foreign taxing authority has contacted it concerning a withholding or other foreign tax liability.

(xii) Employee Benefit Plan Liability.  As of the Closing Date and as of each Transfer Date, as applicable, (A) neither the Depositor nor any of its Commonly Controlled Affiliates has or have incurred any “accumulated funding deficiency” (as such term is defined under ERISA and the Code for such year), whether or not waived, with respect to any Employee Pension Benefit Plan (as defined below) that either individually or in the aggregate could Cause a Material Adverse Effect (as defined below), and, to the Depositor’s Knowledge,  no event has occurred or circumstance exists that may result in any accumulated funding deficiency of any such plan that either individually or in the aggregate could Cause a Material Adverse Effect; (B) neither the Depositor nor any of its Commonly

Controlled Affiliates has any unpaid “minimum required contribution” (as such term is defined under ERISA and the Code) with respect to any Employee Pension Benefit Plan, whether or not such unpaid minimum required contribution is waived, that either individually or in the aggregate could Cause a Material Adverse Effect, and, to the Depositor’s Knowledge, no event has occurred or circumstance exists that may result in any unpaid minimum required contribution as of the last day of the current plan year of any such plan that either individually or in the aggregate could Cause a Material Adverse Effect; (C) the Depositor and each of its Commonly Controlled Affiliates have no outstanding liability for any undisputed contribution required under any Depositor Multiemployer Plan (as defined below) that either individually or in the aggregate could Cause a Material Adverse Effect; and (D) the Depositor and each of its Commonly Controlled Affiliates have no outstanding liability for any disputed contribution required under any Depositor Multiemployer Plan that either individually or in the aggregate could Cause a Material Adverse Effect.  As of the Closing Date and as of each Transfer Date, as applicable, to the Depositor’s Knowledge (1) neither the Depositor nor any of its Commonly Controlled Affiliates has incurred any Withdrawal Liability (as defined below) that either individually or in the aggregate could Cause a Material Adverse Effect, and (2) no event has occurred or circumstance exists that could result in any Withdrawal Liability that either individually or in the aggregate could Cause a Material Adverse Effect.  As of the Closing Date and as of each Transfer Date, as applicable, to the Depositor’s Knowledge, neither the Depositor nor any of its Commonly Controlled Affiliates has received notification of the reorganization, termination, partition, or insolvency of any Multiemployer Plan that could either individually or in the aggregate Cause a Material Adverse Effect.  For purposes of this subsection (a)(xii), “Cause a Material Adverse Effect” means reasonably be expected to result in a material adverse effect on the Depositor and any of its Commonly Controlled Affiliates in the aggregate; “Commonly Controlled Affiliates” means those direct or indirect affiliates of the Depositor that would be considered a single employer with the Depositor under Section 414(b), (c), (m), or (o) of the Code; “Employee Pension Benefit Plan” means an employee pension benefit plan as such term is defined in Section 3(2) of ERISA that is sponsored, maintained or contributed to by the Depositor or any of its Commonly Controlled Affiliates (other than a Depositor Multiemployer Plan); “Multiemployer Plan” means a multiemployer plan as such term is defined in Section 3(37) of ERISA; “Depositor Multiemployer Plan” means a Multiemployer Plan to which the Depositor or any of its Commonly Controlled Affiliates contributes or in which the Depositor or any of its Commonly Controlled Affiliates participates; and “Withdrawal Liability” means liability as determined under ERISA for the complete or partial withdrawal of the Depositor or any of its Commonly Controlled Affiliates from a Multiemployer Plan.

(xiii) Taxes.  It, as of the Closing Date, (A) has filed all tax returns (federal, state and local) which it reasonably believes are required to be filed and has paid or made adequate provision in its GAAP financial statements for the payment of all taxes, assessments and other governmental charges due from it or is contesting any such tax, assessment or other governmental charge in good faith through appropriate proceedings, except where the failure to file or pay will not have a material adverse effect on the rights and interests of the Issuer or any of its subsequent assignees, (B) knows of no basis for any material additional tax, assessment or governmental charge for any fiscal year for which adequate reserves in its GAAP financial statements have not been established and (C) intends to pay all such taxes, assessments and governmental charges, if any, when due.

(xiv) Place of Business.  The principal place of business and chief executive office where it keeps access to its records concerning Timeshare Loans will be 4950 Communication Avenue, Suite 900, Boca Raton, Florida 33431 (or such other place specified by it by written notice to the Issuer and the Indenture Trustee).  It is a limited liability company formed under the laws of the State of Delaware.

(xv) Securities Laws.  It is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.  No portion of the Timeshare Loan Acquisition Price for each of the Timeshare Loans will be used by it to acquire any security in any transaction which is subject to Section 13 or Section 14 of the Securities Exchange Act of 1934, as amended.

(xvi) Bluegreen Vacation Club. With respect to the Club Loans:

(A) The Club Trust Agreement, of which a true and correct copy is attached hereto as Exhibit B is in full force and effect; and a certified copy of the Club Trust Agreement has been delivered to the Indenture Trustee together with all amendments and supplements in respect thereof;

(B) The arrangement of contractual rights and obligations (duly established in accordance with the Club Trust Agreement under the laws of the State of Florida) was established for the purpose of holding and preserving certain property for the benefit of the Beneficiaries referred to in the Club Trust Agreement.  The Club Trustee has all necessary trust and other authorizations and powers required to carry out its obligations under the Club Trust Agreement in the State of Florida and in all other states in which it holds Resort Interests.  The Club is not a corporation or business trust under the laws of the State of Florida.  The Club is not taxable as an association, corporation or business trust under federal law or the laws of the State of Florida;

(C) The Club Trustee is a corporation duly formed, validly existing and in good standing under the laws of the State of Florida.  As of the Closing Date, the Club Trustee is qualified to do business as a foreign corporation and is in good standing under the laws of the state of Tennessee.  As of each Transfer Date, the Club Trustee will be duly qualified to do business as a foreign corporation and will be in good standing under the laws of each jurisdiction it is required by law to be.  The Club Trustee is not an affiliate of the Servicer for purposes of Chapter 721, Florida Statutes and is in compliance with the requirements of such Chapter 721 requiring that it be independent of the Servicer;

(D) The Club Trustee has all necessary corporate power to execute and deliver, and has all necessary corporate power to perform its obligations under this Agreement, the other Transaction Documents to which it is a party, the Club Trust Agreement and the Club Management Agreement.  The Club Trustee possesses all requisite franchises, operating rights, licenses, permits, consents, authorizations, exemptions and orders as are necessary to discharge its obligations under the Club Trust Agreement;

(E) The Club Trustee holds all right, title and interest in and to all of the Timeshare Properties related to the Club Loans solely for the benefit of the Beneficiaries referred to in, and subject in each case to the provisions of, the Club Trust Agreement and the other documents and agreements related thereto.  Except with respect to the Mortgages (or a pledge of the Co-op Shares in connection with Aruba Club Loans), the Club Trustee has not permitted any such Timeshare Properties to be made subject to any lien or encumbrance;

(F) There are no actions, suits, proceedings, orders or injunctions pending against the Club or the Club Trustee, at law or in equity, or before or by any governmental authority which, if adversely determined, could reasonably be expected to have a material adverse effect on the Trust Estate or the Club Trustee’s ability to perform its obligations under the Transaction Documents;

(G) Neither the Club nor the Club Trustee has incurred any indebtedness for borrowed money (directly, by guarantee, or otherwise);

(H) All ad valorem taxes and other taxes and assessments against the Club and/or its trust estate have been paid when due and neither the Depositor nor the Club Trustee knows of any basis for any additional taxes or assessments against any such property.  The Club has filed all required tax returns and has paid all taxes shown to be due and payable on such returns, including all taxes in respect of sales of Owner Beneficiary Rights (as defined in the Club Trust Agreement) and Vacation Points, if any;

(I) The Club and the Club Trustee are in compliance in all material respects with all applicable laws, statutes, rules and governmental regulations applicable to it and in compliance with each material instrument, agreement or document to which it is a party or by which it is bound, including, without limitation, the Club Trust Agreement;

(J) Except as expressly permitted in the Club Trust Agreement, the Club has maintained the One-to-One Beneficiary to Accommodation Ratio (as such terms are defined in the Club Trust Agreement);
(K) Bluegreen Vacation Club, Inc. is a not-for-profit corporation duly formed, validly existing and in good standing under the laws of the State of Florida;

(L) Upon purchase of the Club Loans and related Trust Estate hereunder, the Issuer is an “Interest Holder Beneficiary” under the Club Trust Agreement and each of the Club Loans constitutes “Lien Debt”, “Purchase Money Lien Debt” and “Owner Beneficiary Obligations” under the Club Trust Agreement; and

(M) Except as disclosed to the Indenture Trustee in writing or noted in the Custodian’s Certification, each Mortgage associated with a Deeded Club Loan and granted by the Club Trustee or the Obligor on the related Deeded Club Loan, as applicable, has been duly executed, delivered and recorded by or pursuant to the instructions of the Club Trustee under the Club Trust Agreement and such Mortgage is valid and binding and effective to create the lien and security interests in favor of the Indenture Trustee (upon assignment thereof to the Indenture Trustee).  Each of such Mortgages was granted in connection with the financing of a sale of a Resort Interest.

(xvii) Representations and Warranties Regarding Security Interest and Timeshare Loan Files.

(A) In the event of the characterization of the transfers under this Agreement as a loan, the grant under Section 3 hereof creates a valid and continuing security interest (as defined in the applicable UCC) in the Assets and the QSTL Assets in favor of the Issuer, which security interest is prior to all other Liens arising under the UCC, and is enforceable as such against creditors of the Depositor, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(B) The Timeshare Loans and the documents evidencing such Timeshare Loans constitute either “accounts”, “chattel paper”, “instruments” or “general intangibles” within the meaning of the applicable UCC.

(C) The Depositor owns and has good and marketable title to the Assets and the QSTL Assets free and clear of any Lien, claim or encumbrance of any Person, except for Permitted Liens.

(D) The Depositor has caused or will have caused, within ten days of the Closing Date, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Assets and the QSTL Assets granted to the Issuer and by the Issuer to the Indenture Trustee.

(E) All original executed copies of each Mortgage Note (or an executed Lost Note Affidavit related to such Mortgage Note) that constitute or evidence any Assets or QSTL Assets have been or will be delivered to the Custodian and a Custodian's Certification therefor has been or will be issued, in accordance with the terms of the Custodial Agreement, to Bluegreen and the Indenture Trustee.

(F) Other than as contemplated by this Agreement and the Indenture, the Depositor has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Assets or QSTL Assets.  The Depositor has not authorized the filing of and is not aware of any financing statements against the Depositor that include a description of collateral covering any Assets or QSTL Assets other than any financing statement relating to the security interest granted to the Issuer hereunder, under the Indenture or that has been terminated.

(G) All financing statements filed or to be filed against the Depositor in favor of the Issuer in connection herewith describing the Assets and QSTL Assets contain a statement to the following effect: “A purchase of or security interest in any collateral described in this financing statement will violate the rights of the Secured Party.”

(H) None of the Mortgage Notes that constitute or evidence any Assets or QSTL Assets has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than to the Issuer and by the Issuer to the Indenture Trustee.

(xviii) The Depositor hereby represents and warrants to the Issuer and the Indenture Trustee that it has entered into the Transfer Agreement and the Bluegreen Purchase Agreement, that the Club Originator has made the representations and warranties in the Transfer Agreement and the Bluegreen Purchase Agreement as set forth therein, that such representations and warranties run to and are for the benefit of the Depositor, the Issuer, the Indenture Trustee and the Noteholders, and that pursuant to Section 2 hereof, the Depositor has transferred and assigned to the Issuer all rights and remedies under the Transfer Agreement and the Bluegreen Purchase Agreement.

(b) The Transfer Agreement, the Bluegreen Purchase Agreement, and the other Transaction Documents contemplated thereby, are the only agreements pursuant to which the Depositor acquires ownership of the Timeshare Loans.  To the Knowledge of the Depositor, the representations and warranties of the Club Originator under the Transfer Agreement and the Bluegreen Purchase Agreement are true and correct.

(c) In consideration of Sections 5(b) and (c) hereof, the Depositor hereby makes the representations and warranties relating to the Timeshare Loans contained in Schedule I hereto for the benefit of the Issuer and the Indenture Trustee for the benefit of the Noteholders as of the Closing Date (with respect to each Initial Timeshare Loan transferred on the Closing Date) and as of each Transfer Date (with respect to each Subsequent Timeshare Loan or Qualified Substitute Timeshare Loan transferred on such Transfer Date), as applicable.

(d) It is understood and agreed that the representations and warranties set forth in this Section 5 shall survive the sale of each Timeshare Loan sold hereunder to the Issuer and any assignment of such Timeshare Loan by the Issuer to the Indenture Trustee on behalf of the Noteholders and shall continue so long as any such Timeshare Loans shall remain outstanding or until such time as such Timeshare Loans are repurchased, purchased or a Qualified Substitute Timeshare Loan is provided pursuant to Section 6 hereof.  The Depositor acknowledges that it has been advised that the Issuer intends to assign all of its right, title and interest in and to each Timeshare Loan sold hereunder and its rights and remedies under this Agreement to the Indenture Trustee on behalf of the Noteholders.  The Depositor agrees that, upon any such assignment, the Indenture Trustee may enforce directly, without joinder of the Issuer (but subject to any defense that the Depositor may have under this Agreement) all rights and remedies hereunder.

(e) With respect to any representations and warranties contained in this Section 5 which are made to the Depositor’s Knowledge, if it is discovered that any representation and warranty is inaccurate and such inaccuracy materially and adversely affects the value of a Timeshare Loan or the interests of the Issuer or any subsequent assignee thereof, then notwithstanding such lack of Knowledge of the accuracy of such representation and warranty at the time such representation or warranty was made (without regard to any Knowledge qualifiers), such inaccuracy shall be deemed a breach of such representation or warranty for purposes of the repurchase or substitution obligations described in Sections 6(a)(i) or (ii) hereof.

SECTION 6. Repurchases and Substitutions.

(a) Mandatory Repurchases and Substitutions for Breaches of Representations and Warranties.  Upon the receipt of notice by the Depositor of a breach of any of the representations and warranties in Section 5 hereof (on the date on which such representation or warranty was made) which materially and adversely affects the value of a Timeshare Loan or the interests of the Issuer or any subsequent assignee of the Issuer (including the Indenture Trustee on behalf of the Noteholders) therein, the Depositor shall, within 60 days of receipt of such notice, cure in all material respects the circumstance or condition which has caused such representation or warranty to be incorrect or if the breach relates to a particular Timeshare Loan and is not cured in all material respects (such Timeshare Loan, a “Defective Timeshare Loan”) either (i) repurchase such Defective Timeshare Loan at the Repurchase Price, or (ii) provide one or more Qualified Substitute Timeshare Loans and pay the related Substitution Shortfall Amount, if any.  It is understood and agreed that the Depositor shall have the right and will enforce such right to require the Club Originator to repurchase or substitute a Defective Timeshare Loan in the event of a breach of any of the representations and warranties in Section 5 hereof which materially and adversely affects the value of a Timeshare Loan or the interests of the Issuer or any subsequent assignee of the Issuer (including the Indenture Trustee on behalf of the Noteholders) in accordance with the provisions of the Transfer Agreement and Bluegreen Purchase Agreement, as applicable.

(b) Optional Purchases or Substitutions of Club Loans.  The Issuer hereby acknowledges that pursuant to the Transfer Agreement and the Bluegreen Purchase Agreement, the Depositor has irrevocably granted to the Club Originator an option to repurchase or substitute Original Club Loans it has thereunder and as described in the following sentence.  The Issuer acknowledges that with respect to any Original Club Loans for which the related Obligor has elected to effect and the Club Originator has agreed to effect an Upgrade, the Club Originator will (at its option) either (i) pay the Repurchase Price for such Original Club Loan or (ii) substitute one or more Qualified Substitute Timeshare Loans for such Original Club Loan and pay the related Substitution Shortfall Amounts, if any; provided,  however, that, in the case of an Obligor's election to upgrade, the Club Originator’s option to substitute one or more Qualified Substitute Timeshare Loans for an Original Club Loan is limited on any date to (x) 15% of the Aggregate Closing Date Collateral Balance less (y) the aggregate Loan Balances of all Original Club Loans previously substituted by the Club Originator on prior Transfer Dates pursuant to this Agreement, the Transfer Agreement or the Bluegreen Purchase Agreement.  In addition, the Issuer acknowledges that the Club Originator shall use its best efforts to exercise its substitution option with respect to Original Club Loans prior to exercise of its repurchase option.  To the extent that the Club Originator shall elect to substitute Qualified Substitute Timeshare Loans for an Original Club Loan, the Club Originator shall use its best efforts to cause each such Qualified Substitute Timeshare Loan to be, in the following order of priority, (i) the Upgrade Club Loan related to such Original Club Loan and (ii) an Upgrade Club Loan unrelated to such Original Club Loan.

(c) Optional Purchases or Substitutions of Defaulted Timeshare Loans.  The Issuer acknowledges that pursuant to the Transfer Agreement and the Bluegreen Purchase Agreement, the Depositor has irrevocably granted the Club Originator an option to repurchase or substitute Defaulted Timeshare Loans it has thereunder and as described in the following sentence.  With respect to Defaulted Timeshare Loans on any date, the Club Originator will have the option, but not the obligation, to either (i) purchase such Defaulted Timeshare Loan at the Repurchase Price of such Defaulted Timeshare Loan or (ii) substitute one or more Qualified Substitute Timeshare Loans for such Defaulted Timeshare Loan and pay the related Substitution Shortfall Amount, if any; provided,  however, that the Club Originator’s option to purchase a Defaulted Timeshare Loan or to substitute one or more Qualified Substitute Timeshare Loans for a Defaulted Timeshare

Loan is limited on any date to the Optional Purchase Limit and the Optional Substitution Limit, respectively.  The Club Originator may irrevocably waive its option to purchase or substitute a Defaulted Timeshare Loan by delivering or causing to deliver to the Indenture Trustee a Waiver Letter in the form of Exhibit A attached hereto.

(d) Payment of Repurchase Prices and Substitution Shortfall Amounts.  The Issuer hereby directs and the Depositor hereby agrees to remit or cause to be remitted all amounts in respect of Repurchase Prices and Substitution Shortfall Amounts payable during the related Due Period in immediately available funds to the Indenture Trustee to be deposited in the Collection Account on the Business Day immediately preceding the related Payment Date for such Due Period in accordance with the provisions of the Indenture.  In the event that more than one Timeshare Loan is replaced pursuant to Sections 6(a), (b) or (c) hereof on any Transfer Date, the Substitution Shortfall Amounts and the Loan Balances of Qualified Substitute Timeshare Loans shall be calculated on an aggregate basis for all substitutions made on such Transfer Date.

(e) Schedule of Timeshare Loans.  The Issuer hereby directs and the Depositor hereby agrees, on each date on which a Timeshare Loan has been repurchased, purchased or substituted, to provide or cause to be provided to the Issuer and the Indenture Trustee with an electronic supplement to Schedule III hereto and the Schedule of Timeshare Loans reflecting the removal and/or substitution of Timeshare Loans and subjecting any Qualified Substitute Timeshare Loans to the provisions of this Agreement.

(f) Qualified Substitute Timeshare Loans.  Pursuant to Section 6(g) hereof, on the related Transfer Date, the Issuer hereby directs and the Depositor hereby agrees to deliver or to cause the delivery of the Timeshare Loan Files relating to the Qualified Substitute Timeshare Loans to the Indenture Trustee or to the Custodian, at the direction of the Indenture Trustee, in accordance with the provisions of the Indenture and the Custodial Agreement.  As of such related Transfer Date, the Depositor does hereby transfer, assign, sell and grant to the Issuer, without recourse (except as provided in Section 6 and Section 8 hereof), any and all of the Depositor’s right, title and interest in and to (i) each Qualified Substitute Timeshare Loan conveyed to the Issuer on such Transfer Date, (ii) the Receivables in respect of the Qualified Substitute Timeshare Loans due after the related Cut-Off Date, (iii) the related Timeshare Loan Documents (excluding any rights as developer or declarant under the Timeshare Declaration, the Timeshare Program Consumer Documents or the Timeshare Program Governing Documents), (iv) all Related Security in respect of such Qualified Substitute Timeshare Loans, (v) the Depositor’s rights and remedies under the Bluegreen Purchase Agreement, the Transfer Agreement and this Agreement, as the case may be, with respect to such Qualified Substitute Timeshare Loan, and (vi) all income, payments, proceeds and other benefits and rights related to any of the foregoing (the property in clauses (i)-(vi), being the “QSTL Assets”).  Upon such sale, the ownership of each Qualified Substitute Timeshare Loan and all collections allocable to principal and interest thereon after the related Cut-Off Date and all other property interests or rights conveyed pursuant to and referenced in this Section 6(f) shall immediately vest in the Issuer, its successors and assigns.  The Depositor shall not take any action inconsistent with such ownership nor claim any ownership interest in any Qualified Substitute Timeshare Loan for any purpose whatsoever other than federal and state income tax reporting and GAAP consolidation.  The Depositor agrees that such Qualified Substitute Timeshare Loans shall be subject to the provisions of this Agreement and shall thereafter be deemed a “Timeshare Loan” for the purposes of this Agreement.

(g) Officer’s Certificate for Qualified Substitute Timeshare Loans.  The Depositor shall, on each related Transfer Date, certify or cause to be certified in writing to the Issuer and the Indenture Trustee that each new Timeshare Loan meets all the criteria of the definition of “Qualified Substitute Timeshare Loan” and that (i) the Timeshare Loan Files for such Qualified Substitute Timeshare Loans have been delivered to the Custodian or shall be delivered within five Business Days of the applicable Transfer Date, and (ii) the Timeshare Loan Servicing Files for such Qualified Substitute Timeshare Loans have been delivered to the Servicer.

(h) Subsequent Transfer Notices.  The Depositor shall, on each related Transfer Date, deliver a Subsequent Transfer Notice in the form attached as Exhibit  J to the Indenture, as specified by Section 4.2 of the Indenture.

(i) Release.  In connection with any repurchase, purchase or substitution of one or more Timeshare Loans contemplated by this Section 6, upon satisfaction of the conditions contained in this Section 6, the Issuer and the Indenture Trustee shall execute and deliver or shall cause the execution and delivery of such releases and instruments of transfer or assignment presented to it by the Depositor, in each case, without recourse, as shall be necessary to vest in the Depositor or its designee the legal and beneficial ownership of such Timeshare Loans; provided,  however, that with respect to any release of a Timeshare Loan that is substituted by one or more Qualified Substitute Timeshare Loans, the Issuer and the Indenture Trustee shall not execute and deliver or cause the execution and delivery of such releases and instruments of transfer or assignment until the Indenture Trustee and the Servicer receive a Custodian’s Certification for such Qualified Substitute Timeshare Loan.  The Issuer and the Indenture Trustee shall cause the Custodian to release the related Timeshare Loan Files to the Depositor or its designee and the Servicer to release the related Timeshare Loan Servicing Files to the Depositor or its designee; provided,  however, that with respect to any Timeshare Loan File or Timeshare Loan Servicing File related to a Timeshare Loan that has been substituted by a Qualified Substitute Timeshare Loan, the Issuer and the Indenture Trustee shall not cause the Custodian and the Servicer to release the related Timeshare Loan File and the Timeshare Loan Servicing File, respectively, until the Indenture Trustee and the Servicer receive a Custodian’s Certification for such Qualified Substitute Timeshare Loan.

(j) Sole Remedy.  It is understood and agreed that the obligations of the Depositor contained in Section 6(a) hereof to cure a breach, or to repurchase or substitute Defective Timeshare Loans and the obligation of the Depositor to indemnify pursuant to Section 8 hereof , shall constitute the sole remedies available to the Issuer or its subsequent assignees for the breaches of any representation or warranty contained in Section 5 hereof and such remedies are not intended to and do not constitute “credit recourse” to the Depositor.

SECTION 7. Additional Covenants of the Depositor. The Depositor hereby covenants and agrees with the Issuer as follows:

(a) It shall comply with all laws, rules, regulations and orders applicable to it and its business and properties except where the failure to comply will not have a material adverse effect on its business or its ability to perform its obligations under this Agreement or any other Transaction Document to which it is a party or under the transactions contemplated hereunder or thereunder or the validity or enforceability of the Timeshare Loans.

(b) It shall preserve and maintain its existence (corporate or otherwise), rights, franchises and privileges in the jurisdiction of its organization and except where the failure to so preserve and maintain will not have a material adverse effect on its business or its ability to perform its obligations under this Agreement or any other Transaction Document to which it is a party or under the transactions contemplated hereunder or thereunder or the validity or enforceability of the Timeshare Loans.

(c) On the Closing Date and each Transfer Date, as applicable, it shall indicate in its and its Affiliates’ computer files and other records that each Timeshare Loan has been sold to the Issuer.

(d) It shall respond to any inquiries with respect to ownership of a Timeshare Loan by stating that such Timeshare Loan has been sold to the Issuer and that the Issuer is the owner of such Timeshare Loan.

(e) On or prior to the Closing Date, it shall file or cause to be filed, at its own expense, financing statements in favor of the Issuer, and, if applicable, the Indenture Trustee on behalf of the Noteholders, with respect to the Timeshare Loans, in the form and manner reasonably requested by the Issuer or its assigns.  The Depositor shall deliver file-stamped copies of such financing statements to the Issuer and the Indenture Trustee on behalf of the Noteholders.

(f) It agrees from time to time, at its expense, to promptly execute and deliver all further instruments and documents, and to take all further actions, that may be necessary, or that the Issuer or the Indenture Trustee may reasonably request, to perfect, protect or more fully evidence the sale of the Timeshare Loans to the Issuer, or to enable the Issuer or the Indenture Trustee to exercise and enforce its rights and remedies hereunder or under any Timeshare Loan including, but not limited to, powers of attorney, UCC financing statements and assignments of mortgage.  It hereby appoints the Issuer and the Indenture Trustee as attorneys-in-fact, which appointment is coupled with an interest and is therefore irrevocable, to act on behalf and in the name of the Depositor under this Section 7(f).

(g) Any change in the legal name of the Depositor and any use by it of any tradename, fictitious name, assumed name or “doing business as” name occurring after the Closing Date shall be promptly (but no later than ten Business Days) disclosed to the Issuer and the Indenture Trustee in writing.

(h) Upon the discovery or receipt of notice by a Responsible Officer of the Depositor of a breach of any of its representations or warranties and covenants contained herein, the Depositor shall promptly disclose to the Issuer and the Indenture Trustee, in reasonable detail, the nature of such breach.

(i) In the event that the Depositor shall receive any payments in respect of a Timeshare Loan after the Closing Date or Transfer Date, as applicable, the Depositor shall, within two Business Days of receipt, transfer or cause to be transferred, such payments to the Lockbox Account.

(j) In the event that the Depositor or the Issuer or any assignee of the Issuer receives actual notice of any transfer taxes arising out of the transfer, assignment and conveyance of a Timeshare Loan to the Issuer, on written demand by the Issuer, or upon the Depositor otherwise being given notice thereof, the Depositor shall pay, and otherwise indemnify and hold the Issuer, or any subsequent assignee harmless, on an after-tax basis, from and against any and all such transfer taxes.

(k) The Depositor will keep its principal place of business and chief executive office and the office where it keeps access to its records concerning the Timeshare Loans at the address of the Depositor listed herein and shall notify the parties hereto of any change to the same at least 30 days prior thereto.

(l) The Depositor authorizes the Issuer and the Indenture Trustee to file continuation statements, and amendments thereto, relating to the Timeshare Loans and all payments made with regard to the related Timeshare Loans without the signature of the Depositor where permitted by law.  A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law.  The Issuer confirms that it is not its present intention to file a photocopy or other reproduction of this Agreement as a financing statement, but reserves the right to do so if, in its good faith determination, there is at such time no reasonable alternative remaining to it.

SECTION 8. Indemnification.

(a) The Depositor agrees to indemnify the Issuer, the Indenture Trustee, the Noteholders and the Initial Purchasers (collectively, the “Indemnified Parties”) against any and all claims, losses, liabilities, (including reasonable legal fees and related costs) that the Issuer, the Indenture Trustee, the Noteholders or the Initial Purchasers may sustain directly related to any breach of the representations and warranties of the Depositor under Section 5 hereof, including but not limited to the costs of defending any claim or bringing any claim to enforce the indemnification or other obligations of the Depositor (the “Indemnified Amounts”) excluding,  however (i) Indemnified Amounts to the extent resulting from the gross negligence or willful misconduct on the part of such Indemnified Party; (ii) any recourse for any uncollectible Timeshare Loan not related to a breach of representation or warranty; (iii) recourse to the Depositor for a Defective Timeshare Loan so long as the same is cured, substituted or repurchased pursuant to Section 6 hereof; (iv) income, franchise or similar taxes by such Indemnified Party arising out of or as a result of this Agreement or the transfer of the Timeshare Loans; (v) Indemnified Amounts attributable to any violation by an Indemnified Party of any Requirement of Law related to an Indemnified Party; or (vi) the operation or administration of the Indemnified Party generally and not related to the enforcement of this Agreement.  The Depositor shall (A) promptly notify the Issuer and the Indenture Trustee if a claim is made by a third party with respect to this Agreement or the Timeshare Loans, and relating to (i) the failure by the Depositor to perform its duties in accordance with the terms of this Agreement or (ii) a breach of the Depositor’s representations, covenants and warranties contained in this Agreement, (B) assume (with the consent of the Issuer, the Indenture Trustee, the Noteholders or the Initial Purchasers, as applicable, which consent shall not be unreasonably withheld) the defense of any such claim and (C) pay all expenses in connection therewith, including reasonable legal counsel fees and promptly pay, discharge and satisfy any judgment, order or decree which may be entered against it or the Issuer, the Indenture Trustee, the Noteholders or the Initial Purchasers in respect of such claim.  If the Depositor shall have made any indemnity payment pursuant to this Section 8 and the recipient thereafter collects from another Person any amount relating to the matters covered by the foregoing indemnity, the recipient shall promptly repay such amount to the Depositor.

(b) The obligations of the Depositor under this Section 8 to indemnify the Issuer, the Indenture Trustee, the Noteholders and the Initial Purchasers shall survive the termination of this Agreement, the resignation or removal of the parties pursuant to the Transaction Documents and continue until the Notes are paid in full or otherwise released or discharged.

SECTION 9. No Proceedings.  The Depositor hereby agrees that it will not, directly or indirectly, institute, or cause to be instituted, or join any Person in instituting, against the Issuer or any Association, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any federal or state bankruptcy or similar law so long as there shall not have elapsed one year plus one day since the latest maturing Notes issued by the Issuer.

SECTION 10. Notices, Etc.  All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing and mailed or telecommunicated (if telecommunicated electronically, be followed by delivery via overnight courier or U.S. Mail), or delivered as to each party hereto, at its address set forth below or at such other address as shall be designated by such party in a written notice to the other parties hereto.  All such notices and communications shall not be effective until received by the party to whom such notice or communication is addressed.

Depositor

BRFC 2018-A LLC

4950 Communication Avenue, Suite 900

Boca Raton, Florida 33431

Attention: Paul Humphrey, President

E-Mail: paul.humphrey@bluegreenvacations.com

Issuer

BXG Receivables Note Trust 2018-A

c/o Wilmington Trust Company

1100 North Market Street

Wilmington, Delaware 19890-0001

Attention:  Corporate Trust Administration

SECTION 11. No Waiver; Remedies.  No failure on the part of the Depositor, the Issuer or any assignee thereof to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any other remedies provided by law.

SECTION 12. Binding Effect; Assignability.  This Agreement shall be binding upon and inure to the benefit of the Depositor, the Issuer and their respective successors and assigns.  Any assignee of the Issuer shall be an express third party beneficiary of this Agreement, entitled to directly enforce this Agreement.  The Depositor may not assign any of its rights and obligations hereunder or any interest herein without the prior written consent of the Issuer and any assignee thereof.  The Issuer may, and intends to, assign all of its rights hereunder to the Indenture Trustee on behalf of the Noteholders and the Depositor consents to any such assignment.  This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until its termination; provided,  however, that the rights and remedies with respect to any breach of any representation and warranty made by the Depositor pursuant to Section 5 hereof and the repurchase or substitution and indemnification obligations shall be continuing and shall survive any termination of this Agreement but such rights and remedies may be enforced only by the Issuer and the Indenture Trustee.

SECTION 13. Amendments; Consents and Waivers.  No modification, amendment or waiver of, or with respect to, any provision of this Agreement, and all other agreements, instruments and documents delivered thereto, nor consent to any departure by the Depositor from any of the terms or conditions thereof shall be effective unless it shall be in writing and signed by each of the parties hereto, the written consent of the Indenture Trustee on behalf of the Noteholders is given and confirmation from each Rating Agency that such action will not result in a downgrade, withdrawal or qualification of any rating assigned to a Class of Notes is received.  The Issuer shall provide the Indenture Trustee and each Rating Agency with such proposed modifications, amendments or waivers.  Any waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No consent to or demand by the Depositor in any case shall, in itself, entitle it to any other consent or further notice or demand in similar or other circumstances.  The Depositor acknowledges that in connection with the intended assignment by the Issuer of all of its right, title and interest in and to each Timeshare Loan to the Indenture Trustee on behalf of the Noteholders, the Issuer intends to issue the Notes, the proceeds of which will be used by the Issuer to purchase the Timeshare Loans hereunder.

SECTION 14. Severability. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and 21 enforceability of the remaining provisions or obligations, or of such provision or obligation, shall not in any way be affected or impaired thereby in any other jurisdiction.  Without limiting the generality of the foregoing, in the event that a Governmental Authority determines that the Issuer may not purchase or acquire the Timeshare Loans, the transactions evidenced hereby shall constitute a loan and not a purchase and sale, notwithstanding the otherwise applicable intent of the parties hereto, and the Depositor shall be deemed to have granted to the Issuer as of the date hereof, a first priority perfected security interest in all of the Depositor’s right, title and interest in, to and under such Timeshare Loans and the related property as described in Section 2 hereof.

SECTION 15. GOVERNING LAW; CONSENT TO JURISDICTION.

(A)THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

(B)THE PARTIES TO THIS AGREEMENT HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY AND EACH PARTY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY REGISTERED MAIL DIRECTED TO ITS ADDRESS SET FORTH IN SECTION 10 HEREOF AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE DAYS AFTER THE SAME SHALL HAVE BEEN DEPOSITED IN THE U.S. MAILS, POSTAGE PREPAID. THE PARTIES HERETO EACH WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT. NOTHING IN THIS SECTION 15 SHALL AFFECT THE RIGHT OF THE parties to this agreement TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF ANY OF THEM TO BRING ANY ACTION OR PROCEEDING IN THE COURTS OF ANY OTHER JURISDICTION.

SECTION 16. WAIVERS OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING DIRECTLY OR

INDIRECTLY TO THIS AGREEMENT OR ANY OTHER DOCUMENT OR INSTRUMENT RELATED HERETO AND FOR ANY COUNTERCLAIM THEREIN.
SECTION 17. Heading. The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

SECTION 18. Execution in Counterparts.  This Agreement may be executed in separate counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same agreement.  Delivery of an executed counterpart of this Agreement by facsimile or other electronic transmission (e.g., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof and deemed an original.

[Remainder of Page Intentionally Left Blank]

KL2 3093612, Sale Agreement

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BRFC 2018-A LLC

By:/S/ PAUL HUMPHREY
Name: Paul Humphrey
Title: President

BXG RECEIVABLES NOTE TRUST 2018-A
By:  Wilmington Trust Company,
       as Owner Trustee

By:/S/ ROSELINE K. MANEY
Name:  Roseline K. Maney
Title: Administrative Vice President

Agreed and acknowledged as to
the last paragraph of Section 3
herein only:

BLUEGREEN VACATION CLUB TRUST

By: Vacation Trust, Inc., individually and as Club Trustee

By:/S/ JOHN P. RANCEY
Name: John P. Rancey
Title: President

KL2 3093612, Sale Agreement

Schedule I

Representations and Warranties of the Depositor Regarding the Timeshare Loans

With respect to each Timeshare Loan, as of the Closing Date or the related Transfer Date, as applicable:

(a)	payments due under such Timeshare Loan are fully-amortizing and payable in level monthly installments;
(b)	the payment obligations under such Timeshare Loan bear a fixed rate of interest;
(c)

the Obligor thereunder has made total payments (comprised of a down payment and/or principal payments) by cash, check, credit card or otherwise of at least 10% of the actual purchase price (including closing costs) of the related Timeshare Property (which down payment may, (i) in the case of Upgrade Club Loans or conversion in connection with an Introductory Loan be represented in whole or in part by the principal payments and down payment made on, as applicable, such related Original Club Loan or the related Introductory Loan since its date of origination, (ii) in the case of an Upgrade or a conversion in connection with an Introductory Product, be represented in whole or in part by the amount paid where the Obligor has paid in full, whether at the point of sale or otherwise for the original Timeshare Property or Introductory Product (as applicable) and no part of such payment in (i) or (ii) has been made or loaned to the Obligor by Bluegreen, the Seller or an Affiliate thereof, or (iii) in the case of a no equity loan, be represented by equity from a previous purchase);

(d)	such Timeshare Loan is not a Defaulted Timeshare Loan and as of the related Cut-Off Date, no principal or interest due with respect to such Timeshare Loan is more than 30 days delinquent;
(e)

the Obligor related to such Timeshare Loan is not an Affiliate of Bluegreen or any Subsidiary; provided,  that solely for the purposes of this representation, a relative of an employee and employees of Bluegreen or any Subsidiary (or any of its Affiliates) shall not be deemed to be an “Affiliate” of Bluegreen;

(f)

immediately prior to the conveyance of such Timeshare Loan to the Issuer, the Depositor will own full legal and equitable title to such Timeshare Loan, and the Timeshare Loan (and the related Timeshare Property) is free and clear of adverse claims, liens and encumbrances and is not subject to claims of rescission, invalidity, unenforceability, illegality, defense, offset, abatement, diminution, recoupment, counterclaim or participation or ownership interest in favor of any other Persons, other than Permitted Liens;

(g)	such Timeshare Loan (other than an Aruba Club Loan) is secured directly by a first priority Mortgage on the related purchased Timeshare Property;

(h)

with respect to each Deeded Club Loan, the Timeshare Property mortgaged by or at the direction of the related Obligor constitutes a fractional fee simple timeshare interest in real property at the related Resort or an undivided interest in a Resort (or a phase thereof) associated with a Unit that entitles the holder of the interest to the use of a specific property for a specified number of days each year or every other year, subject to the rules of the Bluegreen Vacation Club; the related Mortgage has been delivered for filing and recordation with all appropriate governmental authorities in all jurisdictions in which such Mortgage is required to be filed and recorded to create a valid, binding and enforceable first Lien on the related Timeshare Property and such Mortgage creates a valid, binding and enforceable first Lien on the related Timeshare Property, subject only to Permitted Liens; and the Depositor is in compliance with any Permitted Lien respecting the right to the use of such Timeshare Property; the Assignment of Mortgage and each related endorsement of the related Mortgage Note constitutes a duly executed, legal, valid, binding and enforceable assignment or endorsement, as the case may be, of such related Mortgage and related Mortgage Note, and all monies due or to become due thereunder, and all proceeds thereof;

(i)

with respect to the Obligor related to such Timeshare Loan and the related Timeshare Property purchased by such Obligor, there is only one original Mortgage (or certified true copy of the related recorded Mortgage) and Mortgage Note (or Lost Note Affidavit), in the case of a Deeded Club Loan, and, only one original Owner Beneficiary Agreement (or Lost Note Affidavit), in the case of an Aruba Club Loan; all parties to the related Mortgage and the related Mortgage Note (and, in the case of an Aruba Club Loan, Owner Beneficiary Agreement (or Lost Note Affidavit)) had legal capacity to enter into such Timeshare Loan Documents and to execute and deliver such related Timeshare Loan Documents, and such related Timeshare Loan Documents have been duly and properly executed by such parties; any amendments to such related Timeshare Loan Documents required as a result of any mergers involving the Depositor or its predecessors, to maintain the rights of the Depositor or its predecessors thereunder as a mortgagee (or the Depositor, in the case of an Aruba Club Loan) have been completed;

(j)

at the time of origination of such Timeshare Loan, the applicable Originator had full power and authority to originate such Timeshare Loan and the Obligor or the Club Trustee had good and indefeasible fee title or good and marketable fee simple title, or, in the case of an Aruba Club Loan, a cooperative interest, as applicable, to the Timeshare Property related to such Timeshare Loan, free and clear of all Liens, except for Permitted Liens;

(k)

the Mortgage (or, in the case of an Aruba Club Loan, the related Owner Beneficiary Agreement) contains customary and enforceable provisions so as to render the rights and remedies of the holder thereof adequate for the realization against the related Timeshare Property of the benefits of the security interests or lender’s contractual rights intended to be provided thereby, including (a) if the Mortgage is a deed of trust, by trustee’s sale, including power of sale, (b) otherwise by judicial foreclosure or power of sale and/or (c) termination of the contract, retention of

Obligor deposits and payments towards such Timeshare Loan by the Originator or lender, as the case may be, and expulsion from the Club; in the case of the Deeded Club Loans, there is no exemption available to the related Obligor which would interfere with the mortgagee’s right to sell at a trustee’s sale or power of sale or right to foreclose such related Mortgage, as applicable;

(l)	any Mortgage Note related to such Timeshare Loan is not and has not been secured by any collateral except the Lien of the related Mortgage;
(m)

if a Mortgage secures such Timeshare Loan, the title to the related Timeshare Property is insured (or a binding commitment, which may be a master commitment referencing one or more Mortgages, for title insurance, not subject to any conditions other than standard conditions applicable to all binding commitments, has been issued) under a mortgagee title insurance policy (which may consist of one master policy referencing one or more such Mortgages) issued by a title insurer qualified to do business in the jurisdiction where the related Timeshare Property is located in a form generally acceptable to prudent originators of similar mortgage loans, insuring the Depositor or its predecessor and its successors and assigns, as to the first priority mortgage Lien of the related Mortgage in an amount equal to the original outstanding Loan Balance of such Timeshare Loan, and otherwise in form and substance acceptable to the Indenture Trustee; the Club Originator or its assignees is a named insured of such mortgagee’s title insurance policy; such mortgagee’s title insurance policy is in full force and effect; no claims have been made under such mortgagee’s title insurance policy and no prior holder of such Timeshare Loan has done or omitted to do anything which would impair the coverage of such mortgagee’s title insurance policy; no premiums for such mortgagee’s title insurance policy, endorsements and all special endorsements are past due;

(n)

the Depositor has not taken (or omitted to take), and has no notice that the Obligor related to such Timeshare Loan has taken (or omitted to take), any action that would impair or invalidate the coverage provided by any hazard, title or other insurance policy on the related Timeshare Property;

(o)	all applicable intangible taxes and documentary stamp taxes have been paid on such Timeshare Loan;
(p)

the proceeds of such Timeshare Loan have been fully disbursed, there is no obligation to make future advances or to lend additional funds under the applicable Originator’s commitment or the documents and instruments evidencing or securing such Timeshare Loan and no such advances or loans have been made since the origination of such Timeshare Loan;

(q)

the terms of each Timeshare Loan Document related to such Timeshare Loan have not been impaired, waived, altered or modified in any respect, except (x) by written instruments which are part of the related Timeshare Loan Documents or (y) in accordance with the Credit Policy in effect at the time of origination, the Collection

Policy or the Servicing Standard (provided that no Timeshare Loan has been impaired, waived, altered, or modified in any respect more than once). No other instrument has been executed or agreed to which would affect any such impairment, waiver, alteration or modification; the Obligor has not been released from liability on or with respect to such Timeshare Loan, in whole or in part; if required by law or prudent originators of similar loans in the jurisdiction where the related Timeshare Property is located, all waivers, alterations and modifications have been filed and/or recorded in all places necessary to perfect, maintain and continue a valid first priority Lien of the related Mortgage, subject only to Permitted Liens;

(r)	other than if it is an Aruba Club Loan, such Timeshare Loan is principally and directly secured by an interest in real property;
(s)

such Timeshare Loan was originated by one of the Depositor’s Affiliates in the normal course of its business; was originated and underwritten in accordance with the Depositor’s Affiliates’ underwriting guidelines and the Credit Policy in effect at the time of origination; and to the Depositor’s Knowledge the origination, servicing and collection practices used by the Depositor’s Affiliates with respect to such Timeshare Loan have been in all respects, legal, proper, prudent and customary;

(t)

such Timeshare Loan is assignable to and by the obligee and its successors and assigns and the related Timeshare Property is assignable upon liquidation of such Timeshare Loan, without the consent of any other Person (including any Association, condominium association, homeowners’ or timeshare association);

(u)	the Mortgage related to such Timeshare Loan is and will be prior to any Lien on, or other interests relating to, the related Timeshare Property subject to Permitted Liens;
(v)

to the Depositor’s Knowledge, there are no delinquent or unpaid taxes, ground rents (if any), water charges, sewer rents or assessments outstanding with respect to any of the Timeshare Properties, nor any other outstanding Liens or charges affecting the Timeshare Properties related to such Timeshare Loan that would affect the Lien of the related Mortgage or otherwise materially affect the interests of the Indenture Trustee on behalf of the Noteholders in such Timeshare Loan;

(w)

other than with respect to delinquent payments of principal or interest 30 or fewer days past due as of the Cut-Off Date, there is no default, breach, violation or event of acceleration existing under the Mortgage, the related Mortgage Note or any other document or instrument evidencing, guaranteeing, insuring or otherwise securing such Timeshare Loan, and no event which, with the lapse of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration thereunder; and the Depositor has not waived any such material default, breach, violation or event of acceleration under the Owner Beneficiary Agreement, Mortgage, the Mortgage Note or any such other document or instrument, as applicable;

(x)	neither the Obligor related to such Timeshare Loan nor any other Person has the right, by statute, contract or otherwise, to seek the partition of the related Timeshare Property;
(y)

such Timeshare Loan has not been satisfied, canceled, rescinded or subordinated, in whole or in part; no portion of the related Timeshare Property has been released from the Lien of the related Mortgage, in whole or in part; no instrument has been executed that would effect any such satisfaction, cancellation, rescission, subordination or release; the terms of the related Mortgage do not provide for a release of any portion of the related Timeshare Property from the Lien of the related Mortgage except upon the payment of such Timeshare Loan in full;

(z)

the Depositor and any of its Affiliates and, to the Depositor’s Knowledge, each other party which has had an interest in such Timeshare Loan is (or, during the period in which such party held and disposed of such interest, was) in compliance with any and all applicable filing, licensing and “doing business” requirements of the laws of the state wherein the related Timeshare Property is located to the extent necessary to permit the Depositor to maintain or defend actions or proceedings with respect to such Timeshare Loan in all appropriate forums in such state without any further act on the part of any such party;

(aa)	there is no current obligation on the part of any other person (including any buy down arrangement) to make payments on behalf of the Obligor in respect of such Timeshare Loan;
(bb)

the Associations related to such Timeshare Loan were duly organized and are validly existing; a manager (the “Manager”) manages such Resort and performs services for the Associations, pursuant to an agreement between the Manager and the respective Associations, such contract being in full force and effect; to the Depositor’s Knowledge the Manager and the Associations have performed in all material respects all obligations under such agreement and are not in default under such agreement;

(cc)

in the case of the Opinion Resorts and to the Depositor’s Knowledge with respect to the Non-Opinion Resorts, (i) the Resort related to such Timeshare Loan is insured in the event of fire, earthquake, or other casualty for the full replacement value thereof, and in the event that the related Timeshare Property should suffer any loss covered by casualty or other insurance, upon receipt of any insurance proceeds, the Associations at the Resorts are required, during the time such Resort is covered by such insurance, under the applicable governing instruments either to repair or rebuild the portions of the Resort in which the related Timeshare Property is located or to pay such proceeds as their interests may appear to the holders of any related Mortgage secured by the Timeshare Property located at such Resort; (ii) the related Resort, if located in a designated flood plain, maintains flood insurance in an amount not less than the maximum level available (without regard to reasonable deductibles) under the National Flood Insurance Act of 1968, as amended or any applicable laws; (iii) the related Resort has business interruption insurance and general liability insurance in such amounts generally acceptable in the industry; and (iv) the related Resort’s insurance policies are in full force and effect with a generally acceptable insurance carrier;

(dd)

the obligee of the related Mortgage related to such Timeshare Loan, and its successors and assigns, has the right to receive and direct the application of insurance and condemnation proceeds received in respect of the related Timeshare Property, except where the related condominium declarations, timeshare declarations, the Club Trust Agreement or applicable state law provide that insurance and condemnation proceeds be applied to restoration or replacement of the improvements or acquisition of similar improvements, as the case may be;

(ee)	each rescission period applicable to such Timeshare Loan has expired;
(ff)	no selection procedures were intentionally utilized by the Depositor in selecting such Timeshare Loan which the Depositor knew were materially adverse to the Indenture Trustee or the Noteholders;
(gg)

except as set forth on Schedule II hereto, in the case of the Opinion Resorts and to the Depositor’s Knowledge with respect to the Non-Opinion Resorts, the Units related to such Timeshare Loan in the related Resort have been completed in all material respects as required by applicable state and local laws, free of all defects that could give rise to any claims by the related Obligors under home warranties or applicable laws or regulations, whether or not such claims would create valid offset rights under the law of the State in which the Resort is located; to the extent required by applicable law, valid certificates of occupancy for such Units have been issued and are currently outstanding; the Depositor or any of its Affiliates have complied in all material respects with all obligations and duties incumbent upon the developers under the related timeshare declaration (each a “Declaration”), as applicable, or similar applicable documents for the related Resort; no practice, procedure or policy employed by the related Association in the conduct of its business violates any law, regulation, judgment or agreement, including, without limitation, those relating to zoning, building, use and occupancy, fire, health, sanitation, air pollution, ecological, environmental and toxic wastes, applicable to such Association which, if enforced, would reasonably be expected to (a) have a material adverse impact on such Association or the ability of such Association to do business, (b) have a material adverse impact on the financial condition of such Association, or (c) constitute grounds for the revocation of any license, charter, permit or registration which is material to the conduct of the business of such Association; the related Resort and the present use thereof does not violate any applicable environmental, zoning or building laws, ordinances, rules or regulations of any governmental authority, or any covenants or restrictions of record, so as to materially adversely affect the value or use of such Resort or the performance by the related Association of its obligations pursuant to and as contemplated by the terms and provisions of the related Declaration; there is no condition presently existing, and to the Depositor’s Knowledge, no event has occurred or failed to occur prior to the date hereof, concerning the related Resort relating to any hazardous or toxic materials or condition, asbestos or other environmental or similar matters which would reasonably be expected to materially and adversely affect the present use of such Resort or the financial condition or business operations of the related Association, or the value of the Notes;

(hh)	except if such Timeshare Loan is listed on Schedule II hereto, the original Loan Balance of such Timeshare Loan does not exceed $75,000;
(ii)	payments with respect to such Timeshare Loan are to be in legal tender of the United States;
(jj)	all monthly payments (as applicable) made with respect to such Timeshare Loan have been made by the Obligor and not by the Depositor or any Affiliate of the Depositor on the Obligor’s behalf;
(kk)	such Timeshare Loan relates to a Resort;
(ll)	such Timeshare Loan constitutes either “chattel paper”, a “general intangible” or an “instrument” as defined in the UCC as in effect in all applicable jurisdictions;
(mm)

the sale, transfer and assignment of such Timeshare Loan and the Related Security does not contravene or conflict with any law, rule or regulation or any contractual or other restriction, limitation or encumbrance, and the sale, transfer and assignment of such Timeshare Loan and the Related Security do not require the consent of the Obligor;

(nn)

such Timeshare Loan, the Related Security, related Assignment of Mortgage, related Mortgage, related Mortgage Note, related Owner Beneficiary Agreement (each as applicable) and each other related Timeshare Loan Document are in full force and effect, constitute the legal, valid and binding obligation of the Obligor thereof enforceable against such Obligor in accordance with its terms subject to the effect of bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, assignment, liquidation, conservatorship or moratorium, and is not subject to any dispute, offset, counterclaim or defense whatsoever;

(oo)

such Timeshare Loan relates to a Completed Unit; such Timeshare Loan and the Related Security do not, and the origination of each Timeshare Loan did not, contravene in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, retail installment sales, truth in lending, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party thereto has been or is in violation of any such law, rule or regulation in any material respect if such violation would impair the collectibility of such Timeshare Loan and the Related Security; no Timeshare Loan was originated in, or is subject to the laws of, any jurisdiction under which the sale, transfer, conveyance or assignment of such Timeshare Loan would be unlawful, void or voidable;

(pp)

to the Depositor’s Knowledge, (i) no bankruptcy is currently existing with respect to the Obligor related to such Timeshare Loan, (ii) such Obligor is not insolvent and (iii) such Obligor is not an Affiliate of the Depositor;

(qq)	except if such Timeshare Loan is listed on Schedule II hereto, such Timeshare Loan shall not have a Timeshare Loan Rate less than 6% per annum;
(rr)

except in the case of an Upgrade Club Loan replacing its related Original Club Loan, the Obligor related to such Timeshare Loan has made at least one required payment with respect to the Timeshare Loan (not including any down payment);

(ss)

if a Resort for which Bluegreen is the Manager (other than La Cabana Resort) is subject to a construction loan, the construction lender shall have signed and delivered a non-disturbance agreement (which may be contained in such lender’s mortgage) pursuant to which such construction lender agrees not to foreclose on any Timeshare Properties relating to such Timeshare Loan or by the terms of the construction loan, the related Timeshare Property has been released from the lien created thereby which have been sold pursuant to this Agreement;

(tt)

except as set forth on Schedule II hereto, the Timeshare Properties and the Resorts related to such Timeshare Loan are free of material damage and waste and are in good repair, ordinary wear and tear excepted, and fully operational, subject to renovations for improvements from time to time; there is no proceeding pending or threatened for the total or partial condemnation of or affecting any Timeshare Property or taking of the Timeshare Property by eminent domain; the Timeshare Properties and the Resorts in which the Timeshare Properties are located are lawfully used and occupied under applicable law by the owner thereof;

(uu)

except as set forth on Schedule II hereto, the portions of the Resorts in which the Timeshare Properties are located which represent the common facilities are free of material damage and waste and are in good repair and condition, ordinary wear and tear excepted, subject to renovations for improvements from time to time;

(vv)	no foreclosure or similar proceedings have been instituted and are continuing with respect to such Timeshare Loan or the related Timeshare Property;
(ww)	if such Timeshare Loan is an Aruba Club Loan, Bluegreen shall own, directly or indirectly, 100% of the economic and voting interests of the Aruba Originator;
(xx)	such Timeshare Loan does not have an original term to maturity in excess of 120 months;
(yy)

to the Depositor’s Knowledge, the capital reserves and maintenance fee levels of the Associations of the Resorts related to such Timeshare Loan are adequate in light of the operating requirements of such Associations;

(zz)	except as required by law, such Timeshare Loan may not be assumed without the consent of the obligee;

(aaa)	for each Club Loan, the Obligor under such Timeshare Loan does not have its rights under the Club Trust Agreement suspended;
(bbb)	the payments under such Timeshare Loan are not subject to withholding taxes imposed by any foreign governments;
(ccc)

each entry with respect to such Timeshare Loan as set forth on Schedule II and Schedule III hereof is true and correct.  If such Timeshare Loan is a Qualified Substitute Timeshare Loan, each entry with respect to such Qualified Substitute Timeshare Loan as set forth on Schedule II and Schedule III hereof, as revised, is true and correct;

(ddd)

if such Timeshare Loan is an Initial Timeshare Loan and relates to a Timeshare Property located in Aruba, a notice has been mailed or will be mailed within 30 days of the Closing Date to the related Obligor indicating that such Timeshare Loan has ultimately been transferred to the Issuer and pledged to the Indenture Trustee for the benefit of the Noteholders;

(eee)

if such Timeshare Loan is a Subsequent Timeshare Loan and relates to a Timeshare Property located in Aruba, a notice will be mailed within 30 days of the related Transfer Date to the related Obligor indicating that such Timeshare Loan has ultimately been transferred to the Issuer and pledged to the Indenture Trustee for the benefit of the Noteholders;

(fff)	no broker is, or will be, entitled to any commission or compensation in connection with the transfer of such Timeshare Loans hereunder;
(ggg)	[RESERVED];
(hhh)	[RESERVED];
(iii)

if such Timeshare Loan is a Subsequent Timeshare Loan when such Timeshare Loan is aggregated with all Timeshare Loans sold to the Issuer pursuant to this Agreement, it satisfies the criteria for Subsequent Timeshare Loans specified in Section 4.3 of the Indenture;

(jjj)

if such Timeshare Loan relates to a Timeshare Property located in the State of Michigan and was originated prior to Bluegreen obtaining a license under the Michigan Mortgage Brokers, Lenders and Servicers Licensing Act, Bluegreen shall have confirmed that the interest rate on such Timeshare Loan is enforceable in the manner specified as effective in an opinion by Michigan local counsel;

(kkk)	[RESERVED]; and
(lll)

with respect to such Timeshare Loan, there exists a Timeshare Loan File and such Timeshare Loan File contains or will contain each item listed in the definition of Timeshare Loan File with respect to such Timeshare Loan and such Timeshare

Loan File is in the possession of the Custodian, subject to the Custodian’s exception report pursuant to the Custodial Agreement.

Schedule II

Exceptions

With respect to (hh):

Loan	Original Balance	Loan	Original Balance
723646	$160,235.91	704834	$83,791.12
726696	$134,907.86	724353	$83,589.23
701227	$124,733.75	721289	$82,535.94
712522	$118,105.07	700607	$81,128.85
708259	$108,512.07	732654	$81,000.00
703364	$105,491.88	725224	$80,826.93
727562	$104,374.45	734532	$79,856.96
704385	$102,903.10	717531	$79,572.34
734522	$100,900.00	705611	$78,256.12
727379	$98,317.90	703193	$77,998.07
730572	$96,579.36	709913	$77,643.08
709846	$92,652.85	709891	$77,240.00
677551	$90,000.00	692298	$77,230.70
709414	$89,167.90	721986	$76,830.66
734177	$89,102.58	689505	$76,550.00
732155	$89,033.83	729060	$76,543.69
707383	$88,303.17	713332	$76,395.15
711959	$87,178.50	709616	$75,894.52
712874	$85,437.66	710085	$75,469.84
727552	$85,006.53	704137	$75,350.00
714135	$84,314.52	724458	$75,262.65

II-1

Schedule III

Schedule of Initial Timeshare Loans

[Electronic Schedule of Timeshare Loans on file with the Issuer]

III-1

Exhibit A

FORM OF ROAP WAIVER LETTER

Date:

U.S. Bank National Association, as Indenture Trustee of BXG Receivables Note Trust 2018-A
60 Livingston Avenue
St. Paul, Minnesota  55107

BXG Receivables Note Trust 2018-A
c/o Wilmington Trust Company, as Owner Trustee
1100 North Market Street
Wilmington, Delaware  19890-0001

BRFC 2018-A LLC,
4950 Communication Avenue, Suite 900
Boca Raton, Florida  33431

Attention:            Corporate Trust Services
BXG Receivables Note Trust 2018-A

In accordance with Section 4.6(c) of that certain Indenture (the “Indenture”), dated as of October [_], 2018, by and among BXG Receivables Note Trust 2018-A, as Issuer, Bluegreen Vacations Corporation, as Servicer, Vacation Trust, Inc. as Club Trustee, Concord Servicing Corporation, as Backup Servicer, and U.S. Bank National Association, as Indenture Trustee, Custodian and Paying Agent, the undersigned hereby irrevocably waives its option to repurchase and/or substitute any Defaulted Timeshare Loan listed on Exhibit A attached hereto.

Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Indenture.

In Witness Whereof, the undersigned has caused its name to be signed hereby by its duly authorized officer, as of the day and year written above.

BLUEGREEN VACATIONS CORPORATION

By:__________________________________
Name:
Title:

Exhibit A

Exhibit A to Form of ROAP Waiver Letter

Exhibit A

Exhibit B

Club Trust Agreement

Exhibit B

Exhibit C

[RESERVED]

Exhibit C

Exhibit D

FORM OF LOST NOTE AFFIDAVIT

STATE OF ___________

COUNTY OF _________

______________ (“Affiant”), on behalf of and as _________________ of BRFC 2018-A LLC, a Delaware limited liability company (the “Seller”), being duly sworn, deposes and says:

1.This Lost Note Affidavit is being delivered by the Affiant pursuant to that certain Sale Agreement (as amended, restated, supplemented, replaced, renewed or otherwise modified from time to time, the “Sale Agreement”), dated as of October [_], 2018, by and between the Seller and BXG Receivables Note Trust 2018-A.  Unless otherwise defined herein, capitalized terms have the meanings ascribed to such terms in the Sale Agreement and the Standard Definitions thereto.

2.That ____________________________________________ has issued a [Mortgage Note][Owner Beneficiary Agreement] evidencing a Timeshare Loan dated __________________ in the principal amount of $_________________ [(the “Original Note”)] [(the “Original Agreement”)] to ______________________].

3.The [Original Note][Original Agreement] has been lost, destroyed, or stolen so that it cannot be found or produced, and the Seller has not endorsed, assigned, sold, pledged, hypothecated, negotiated or otherwise transferred the [Original Note][Original Agreement] or an interest therein.

4.That the Seller has made a diligent effort to find the [Original Note][Original Agreement].

5.It is understood by the Seller that if the [Original Note][Original Agreement] is found, that it shall surrender said [Original Note][Original Agreement] to the Custodian or its permitted successors and assigns in exchange for this Lost Note Affidavit.

___________________________________

Printed Name: _______________________

The foregoing affidavit was sworn to and subscribed before me this _____ day of _____________, _______, by ______________, as _______________________ of ____________________________________, who is personally known to me or who has produced ____________________ as identification and who did take an oath.

(AFFIX NOTARIAL SEAL)	Notary Public, State of __________
(Name)

Commission Number: _________________      My Commission Expires

Exhibit D